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                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                        ----------------------------


                                F O R M  8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                        ----------------------------

                      BIOVAIL CORPORATION INTERNATIONAL
           (Exact Name of Registrant as Specified in its Charter)

                        ----------------------------


       CANADA                                                                    N/A
(Jurisdiction of Incorporation)                                (I.R.S. Employer Identification No.)

2488 DUNWIN DRIVE, MISSISSAUGA, ONTARIO CANADA                                   L5L 1J9
(Address of principal executive offices)                                        (zip code)

 If this Form relates to the registration of a                If this Form relates to the registration of
 class of debt securities and is effective                    a class of debt securities and is to become
 upon filing pursuant to General Instruction                  effective simultaneously with the
 A(c)(1) please check the following box.  [ ]                 effectiveness of a concurrent registration
                                                              statement under the Securities Act of 1933
                                                              pursuant to General Instruction A(c)(2)
                                                              please check the following box.  [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                                           Name of Each Exchange on Which
to be so Registered                                           Each Class is to be Registered
-------------------                                           ------------------------------------

COMMON STOCK, PAR VALUE $0.01 PER SHARE                       NEW YORK STOCK EXCHANGE


Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)
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ITEM 1.       Description of Registrant's Securities to be Registered.

              The securities of Biovail Corporation International (the "Registrant") to be registered are the Registrant's Common Stock, no par value per share (the "Common Stock").

              The Registrant is authorized to issue 60,000,000 shares of Common Stock. As of November 15, 1996, the Company had outstanding 25,427,140 shares of Common Stock. Each holder of Common Stock is entitled to one vote per share in the election of Directors and on all other matters submitted to a vote of shareholders. Subject to the rights of the holders of the Class A Special Shares, more fully described below, the holders of shares of Common Stock are entitled to share pro-rata in any dividends declared by the Board of Directors and, in the event of liquidation, in the net assets of the Registrant available for distribution. There are no pre-emptive or conversion rights, and the shares are not subject to redemption. All shares of Common Stock now outstanding and shares to be outstanding pursuant to 1993 Stock Option Plan, as amended, are, and will be, fully paid and non-assessable.

              The Registrant's by-laws provide for certain of the rights of shareholders of the Registrant in accordance with statutory guidelines of the Business Corporations Act (Ontario) which provide that such by-laws may be amended by a majority vote of the shareholders or by a majority vote of the Board of Directors. Any amendment of the by-laws by action of the Board of Directors must be submitted to the next meeting of the shareholders whereupon the by-laws amendment must be confirmed, confirmed as amended or repealed by a majority vote of the shareholders.

              Shareholders do not have cumulative voting rights for the election of Directors. Therefore, the holders of more than 50% of the shares voting for the election of Directors could, if they choose to do so, elect all of the Directors and, in such event, the holders of the remaining shares would not be able to elect any Director.

              While the payment of dividends rests within the discretion of the Board of Directors, the Registrant presently intends to retain all earnings, in the foreseeable future, for use in the development of its business.

              The R-M Trust Company is the principal transfer agent and registrar for the Common Stock. The Registrant has appointed ChaseMellon Shareholder Services as its U.S. transfer agent and registrar.

              There is no provision in the Registrant's charter or by-laws that would have the effect of delaying, deferring or preventing a change in control in the Registrant, or that would operate only with respect to an extraordinary corporate transaction involving the Registrant, such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Registrant's assets or liquidation. However, certain special requirements apply to the acquisition by a non-Canadian of control of a Canadian business.

              The rights and privileges of the holders of Common Stock are subject to the rights and privileges of holders of Class A Special Shares, which are as follows:

              (i) The Class A Special Shares may from time to time be issued in one or more series and subject to the following provisions, the directors may fix from time to time before such issue the number of shares that is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Class A Special Shares including, without limiting the generality





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                          of the foregoing, the rate or amount of dividends or
                          the method of calculating dividends, the dates of payment, the redemption, purchase and/or conversion prices and terms and conditions of redemption, purchase and/or conversion, and any sinking fund or other provisions, subject to regulatory approval, if applicable;

              (ii) The Class A Special Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Registrant, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Registrant among its shareholders for the purposes of winding up its affairs, rank on a parity with the Special Shares of every other class or series and be entitled to preference over the common shares and over any other shares of the Registrant ranking junior to the Class A Special Shares. The Class A Special Shares of any series may also be given such other preferences, not inconsistent with the Registrant's articles, over the common shares and any other shares of the Registrant ranking junior to such Class A Special Shares as may be fixed in accordance with clause (i);

              (iii) If any amounts payable on the return of capital in respect of a series of Class A Special Shares are not paid in full, all series of Class A Special Shares shall participate ratably in respect of such dividends and return of capital;

              (iv) The Class A Special Shares of any series may be made convertible into common shares;

              (v) Unless the directors otherwise determine, the holder of each share of a series of Class A Special Shares shall not be entitled to vote at a meeting of shareholders.

ITEM 2.       Exhibits.

              1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.





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                                   SIGNATURES

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  BIOVAIL CORPORATION INTERNATIONAL
                                  (Registrant)



Dated:  December 9, 1996          By:       /s/ Robert A. Podruzny
                                     ---------------------------------------
                                        Name:   Robert A. Podruzny
                                        Title:  Vice President-Finance and
                                                Chief Financial Officer





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